EXHIBIT 99.1

BlackStar Enterprise Group clarifies a news article dated August 1, 2022, by BizWest Media with the following release.

BOULDER, CO / August 8, 2022 / BlackStar Enterprise Group, Inc. (OTC Pinks: BEGI) (the “Company” or “BlackStar”)  amended its registration statement on Monday, August 1, 2022, with the U.S. Securities and Exchange Commission. BlackStar intends to pay debt by registering 46 million shares of common stock at a price to be determined. The shares being registered are those underlying convertible notes and are being registered for resale by the listed noteholders; they are not being offered for sale to the public, as was indicated in the news article published by BizWest Media and Colorado Daily on August 1, 2022. BlackStar was not contacted by the news outlet for review or input at any point and has no connection, financial or otherwise, to the article’s author, the publications, or the media companies.

Joseph E. Kurczodyna, BlackStar’s CFO, said “BlackStar filed the registration in July 2021, but management feels a reason for the delay in its effectiveness is the complexity of describing the business concept involving a new trading platform using blockchain and its compatibility to operate within the broker dealer eco-system. Management believes the platform concept will be compliant with existing back-office operations after the registration becomes effective. Management intends to focus its efforts on locating an Alternative Trading System, Broker Dealer or Exchange to host and quote our platform.”

BlackStar is developing the BlackStar Digital Trading Platform TM, a peer-to-peer digital trading platform of electronic fungible shares based on the blockchain. The platform is intended to be licensed to public companies whose stock is traded over-the-counter. Companies that license the platform would have a customizable interface that allows them to issue securities and facilitate public and private offerings. All transactions, customer data and corporate governance information would be recorded immutably on an Amazon Web Services-based blockchain. The Securities and Exchange Commission and the Financial Industry Regulatory Authority would have full access to all the information stored in the blockchain. BlackStar hopes that this increased transparency will mitigate many of the risks of investing in OTC Markets listed stocks and restore investor confidence in trading shares of OTC companies.

The registration statement is still under review by the SEC and there may be further comments by the SEC requiring revisions. The registration statement has not been declared effective.

Other Info:

http://www.blackstarenterprisegroup.com/investor-relations/

More information can be found in the Company's recently filings at the SEC web site: https://www.sec.gov/cgi-bin/browse-edgar?company=BlackStar+Enterprise&match=&filenum=&State=&Country=&SIC=&myowner=exclude&action=getcompany

BlackStar Enterprise Group, Inc. (OTC:BEGI)

WEBSITE: blackstarenterprisegroup.com

EMAIL: info@blackstarenterprisegroup.com

FACEBOOK: BlackStar Enterprise Group Inc-BEGI

CONTACT: Joseph E Kurczodyna CFO, 847-804-6873

SEC Disclaimer

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in BlackStar’s ("the Company's") business plan. The creation of subsidiaries and expansion of services into new sectors should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.